UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Maritrans Inc.
(Name of Registrant as Specified in Its Charter)
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In connection with the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc., the following email was sent to the Company employees on October 4, 2006:
For All Employees:
Q. Why is this good for Maritrans?
A. By joining OSG, we will now be responsible for managing and operating an expanded U.S. Jones Act Fleet. The Maritrans’ operating fleet includes:
•	11 ATBs

•	3 tankers transporting oil

•	two tankers transporting grain
The OSG U.S. Flag operating fleet includes:
•	4 tankers transporting oil and refined products

•	2 bulk carriers

•	one car carrier

•	crewing responsibility for three US Flag tankers operating in the international market

•	an equity stake in the Alaska Tanker Company in Portland, Oregon

•	Combined, both companies have 15 vessels on order; 10 handysize product carriers, three large ATBs, and two new 8khp tugs.
•	Strengthens and complements our major customer relationships — there is little overlap between our customer bases. OSG’s customers include Shell, BP, ExxonMobil and Tesoro, among others.

•	Enhanced service offerings to our customers based on a diversified fleet consisting of tankers and ATBs.

•	Brings together companies with largely complementary geographic presence — we now will operate in all four major domestic trading locations.

•	Provides us with a stronger financial partner who is expanding its fleet to meet the needs of customers.

•	Creates buying power for equipment, insurance and technologies.
Q. Will the Management Forum take place?
A. Yes, the Management Forum will take place as planned from October 17th through the 19th.
Q. What happens to the double hull patent with this transaction?
A. The patent will be owned by OSG by virtue of its ownership of Maritrans following the merger.
Q. Is OSG currently running SafeNet or the upgrade NS5?
A. OSG uses SafeNet NS5. Additional details regarding specific systems, applications and versions of applications will be identified during the integration process by the IT integration team.
Q. What will we be within OSG — a department, a division?
A. We will officially become a strategic business unit of OSG.
Q. What does strategic business unit mean?

A. Within OSG, Maritrans will become a strategic business unit, or the U.S. Flag SBU. An SBU is a business unit within the overall corporation that is distinguishable from other parts of the business because it serves a defined external market where management can conduct strategic planning in relation to products and markets.
OSG has three other strategic business units:
Crude Oil: OSG operates VLCC and VPlus International Flag tankers that trade primarily in the spot market transporting crude oil on long-haul voyages. Typical routes include those from the Arabian Gulf to the Far East, Western Europe, the U.S. Gulf or Caribbean, as well as from the North Sea and West Africa to the U.S. Gulf, India, China and Southeast Asia.
In addition, OSG operates in the Aframax vessel class, predominantly deployed on short-haul routes, trading in both the spot and short-term time charter markets carrying crude and refined products in the Atlantic Basin. Typical routes include Venezuela, East Coast Mexico, the North Sea and the Mediterranean to destinations in the U.S. Gulf, U.S. Atlantic Coast ports, Canada, Northwest Europe and the Mediterranean. The company’s Panamax fleet trades in the Atlantic markets between the Caribbean Sea loading crude and petroleum products for the United States, or from Northern Europe, the Mediterranean and West Africa to the United States and in the Pacific markets loading from Peru, Ecuador and South America for the U.S. West Coast and West Coast Central America.
The crude oil transportation SBU is headed by Mats Berglund, Senior Vice President, who joined OSG in July, 2005.
Products: OSG’s Handysize product carrier fleet trades primarily in the Atlantic Basin. The Company significantly expanded its presence in the product sector with the acquisition of Stelmar Shipping Ltd. in 2005.
The Products SBU is headed by Lois Zabrocky, a 14-year employee with OSG, who was promoted in September, 2005.
Gas: OSG is in both the liquefied natural gas (LNG) and compressed natural gas (CNG) markets. In LNG, four Q-flex carriers are under construction and once delivered will enter 25 year charters to Qatar Liquified Gas Company (II) and will transport LNG from Ras Laffan in Qatar to Milford Haven in the United Kingdom, via the Suez Canal. Extending the Company’s LNG platform, OSG and TransCanada CNG Technologies Ltd. recently announced a strategic partnership to produce the first commercially viable CNG vessels.
The Gas SBU is headed by Angus Campbell, a 25-year employee with OSG, who was promoted to his current role in November 2004.
Q. When will the Maritrans business be integrated into OSG?
A. Although there is a regulatory and shareholder approval process to go through before the transaction is approved and closes, both Maritrans and OSG are highly confident that the transaction will close quickly. It is the desire of both companies to begin planning for the transition of Maritrans into OSG so that when the transaction is finalized, we are ready to integrate Maritrans as quickly as possible and focus on our core business.

Q. What are the rules on talking to family and friends about the acquisition?
A. The same rules of public disclosure that Maritrans currently follows as a publicly traded company continue to apply, only with increased scrutiny and awareness of our corporate governance.
First, any information that has not been publicly disclosed in the form of a press release or filing with the SEC is considered non-public information and should not be shared outside the company.
Additionally, during the time period between the announcement on September 25, 2006 and the day the transaction closes, certain written communications related to the Maritrans — OSG transaction may have to be filed with the SEC. Please refer to the email issued to all employees on September 26, 2006 from the Compliance Officer, Judi Cortina.
It is important during the filing and closing process that all employees refrain from speculating on the transaction or sharing non-public information with people outside the Company as discussed in our Business Ethics Policy and our Insider Trading Policy.
Q. Can I still buy/sell Maritrans stock?
A. Yes, you may buy or sell Maritrans stock as long as it is in accordance with our existing pre-clearance procedures outlined in our Insider Trading Policy. If you have any questions, please contact Judi Cortina at jcortina@maritrans.com or 813-209-0647.
Q. Can I buy/sell OSG stock?
A. Yes, you may buy/sell OSG stock but you need to be alert to the insider trading rules that apply to any stock transaction. If you are in possession of material non-public information, you cannot trade on that information. If you have any questions, please contact Judi Cortina at jcortina@maritrans.com or 813-209-0647.
For Seagoing Employees
Q. How will the merger affect our 401K for those of use who are locked in from when marine supervisors went AMO? Will we be able to roll over into another qualified plan since we will no longer be part of Maritrans?
A. At the close of the transaction, OSG will acquire the outstanding stock of Maritrans, Maritrans will become a subsidiary of OSG, and Maritrans employees will become employees of OSG. Therefore, this will not qualify as a “separation from service” per the IRS for the purposes of moving your monies out of the Maritrans Profit Sharing and Savings (PS&S) Plan. You will not be able to roll over your Maritrans PS&S Plan account balances into another qualified plan.
Effective October 3, 2006, New York Life Investment Management (NYLIM) will be administering your account balance in the PS&S Plan, along with the Maritrans Retirement Plan. You can access your PS&S account information by logging onto www.bcomplete.com. Through this website, you can review your account balance, model loans and change your investment allocation. You can also manage your account by using the voice response system by calling 1-800-294-3575. Customer service representatives are also available Monday through Friday from 9:00 a.m. to 8:00 p.m. (EST).
For Shoreside Employees:

Q. What about my Individual Bonus Achievement Goals (IBAGs)? Do I still need to complete them and will I get my bonus?
A. Yes, to the extent possible, you still need to complete your IBAGs. The merger agreement provides that the IBAGs be paid for 2006 performance. We understand that some objectives may be difficult to complete or may need to be adjusted. The important thing to remember is that we still need to work hard and focus. Any objectives that cannot be completed due to the acquisition will be adjusted accordingly. More specifics regarding bonuses will be worked out as soon as possible and we will share that information with you as soon as we have concrete details. If you have specific questions about your individual objectives, please discuss with your manager.
Q. Will the profit sharing contribution for 2006 still be made?
A. Yes, the merger agreement provides that the profit sharing contribution be paid in accordance with the performance of the company for 2006.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by Maritrans with the Securities and Exchange Commission, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement when it becomes available.
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